Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2006, relating to the consolidated financial statements and the related financial statement schedule of Newkirk Realty Trust, Inc. appearing in the Annual Report on Form 10K of the Newkirk Realty Trust, Inc. for the year ended December 31, 2005 and our report dated March 10, 2006 (September 12, 2006 as to the effect of the discontinued operations described in Note 9 and the subsequent events described in Note 11), relating to the consolidated financial statements and the related financial statement schedule of Newkirk Realty Trust, Inc. appearing in the Definitive Proxy Statement on Schedule 14A filed on October 26, 2006.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 8, 2006